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                                                                    EXHIBIT 11
                                                                    ----------
                               WYLE LABORATORIES
                        CALCULATION OF INCOME PER SHARE
                                  (Unaudited)
                    (In thousands, except per share amounts)

                                        Three Months Ended  Nine Months Ended
                                       ----------------------------------------
                                        Sept. 30, Oct. 31,  Sept. 30, Oct. 31,
                                          1994     1993       1994      1993
                                        ------------------ ------------------
Income (loss) applicable to common shares:
  Income from continuing operations . $ 3,125 $ 1,971 $ 8,560 $ 7,718 Discontinued operations
    Income (loss) from operations,
      net of taxes. . . . . . . . . .      (250)      839     1,418     2,429
    Loss on sale, net of taxes. . . .   (13,442)        -   (13,442)        -
  Cumulative effect of accounting
    change for postretirement
    benefits other than pension . . .         -         -         -    (3,193)
                                        _______   _______   _______   _______
  Net income (loss) . . . . . . . . .  $(10,567) $  2,810  $ (3,464) $  6,954
                                        =======   =======   =======   =======
Common and common equivalent shares -
  Weighted average number of
    common shares outstanding            12,259    12,192    12,253    12,179
  Stock options included under
    the treasury stock method (1)           168       168       179       169
                                        -------   -------   -------   -------
                                         12,427    12,360    12,432    12,348
                                        =======   =======   =======   =======
Income (loss) per share -
Income from continuing operations.      $   .25   $   .16   $   .69   $   .63
                                        =======   =======   =======   =======
Discontinued operations
  Income (loss) from operations,
    net of taxes . . . . . . . . . .    $  (.02)  $   .07   $   .11   $   .20
                                        =======   =======   =======   =======
  Loss on sale, net of taxes . . . .    $ (1.08)  $     -   $ (1.08)  $     -
                                        =======   =======   =======   =======
Cumulative effect of accounting
  change for postretirement
  benefits other than pensions . . .    $     -   $     -   $     -   $  (.26)
                                        =======   =======   =======   =======
Net income (loss) per
    common share . . . . . . . . . .   $   (.85)  $   .23   $  (.28)  $   .56
                                        =======   =======   =======   =======

(1) The assumed repurchase price of option shares is based on the average market price for the period.